FREIT Maryland Announces First Quarter Fiscal 2022 Results

HACKENSACK, NJ, March 17, 2022 – First Real Estate Investment Trust of New Jersey, Inc. (“FREIT Maryland”, “we” or the “Company”) reported its operating results for the fiscal quarter ended January 31, 2022. The results of operations as presented in this earnings release are unaudited and are not necessarily indicative of future results.

FINANCIAL HIGHLIGHTS & OPERATING STATISTICS
	For the Fiscal Quarter Ended
	January 31,
	2022	2021

GAAP Earnings Per Share - Basic	$6.51	$0.08
GAAP Earnings Per Share - Diluted	$6.45	$0.08
AFFO Per Share - Basic and Diluted	$0.14	$0.52
Dividends Per Share	$0.10	$0.05

Total Average Residential Occupancy *	98.9%	97.3%
Total Average Commercial Occupancy *	68.9%	70.2%

* Average occupancy rate excludes the Rotunda Property, the Damascus Property and the Westridge Square Property (collectively the "Maryland Properties") from all periods presented as the properties were sold in the fiscal quarter ended January 31, 2022.

Results for the Quarter

Real estate revenue decreased 16.5% to $10.6 million for the fiscal quarter ended January 31, 2022 as compared to $12.8 million for the prior year’s comparable period. The decrease in revenue was primarily attributable to the following: (a) a decrease of approximately $2.3 million attributed to the sale of the Maryland Properties, as discussed below, in the fiscal quarter ended January 31, 2022; (b) a decrease of approximately $0.1 million primarily driven by lease termination fees received in the prior year’s comparable period from Pet Valu, Inc., a former pet store tenant at the Preakness Shopping Center located in Wayne, New Jersey; offset by (c) an increase from the residential segment, excluding the Icon at the Rotunda Property sold in the fiscal quarter ended January 31, 2022, of approximately $0.3 million primarily driven by an increase in the average occupancy rate to 98.9% from 97.3% in the prior year’s comparable period.

Net income attributable to common equity (“Net Income”) was approximately $45.8 million or $6.51 per share basic and $6.45 per share diluted for the fiscal quarter ended January 31, 2022 as compared to approximately $0.6 million or $0.08 per share basic and diluted for the prior year’s comparable period. The increase was primarily driven by the following: (a) a net gain on sale of the Maryland Properties in the amount of approximately $70 million (with a consolidated impact to FREIT Maryland of approximately $46.3 million), as discussed below, in the fiscal quarter ended January 31, 2022; (b) an increase of approximately $0.2 million (with a consolidated impact to FREIT Maryland of approximately $0.2 million) from the residential segment, excluding the Maryland Properties sold in the fiscal quarter ended January 31, 2022, primarily attributed to the increase in revenue as explained above; offset by (c) a decrease of approximately $1.4 million (with a consolidated impact to FREIT Maryland of approximately $0.9 million) attributed to the Maryland Properties sold in the fiscal quarter ended January 31, 2022; (d) an increase in net loss at the Preakness Shopping Center of approximately $0.3 million (with a consolidated impact to FREIT Maryland of approximately $0.1 million) primarily attributed to a decline in revenue of approximately $0.1 million as explained above, an increase in snow removal costs of approximately $0.1 million and an increase in depreciation expense of approximately $0.1 million resulting from the write-off of tenant improvements in the fiscal quarter ended January 31, 2022; (e) an increase in general and administrative expenses of approximately $0.1 million primarily driven by an increase in legal costs attributed to the legal proceeding between FREIT Maryland and certain of its affiliates and Sinatra Properties, LLC; and (f) an increase in loss on investment in tenancy-in-common of approximately $0.1 million. (Refer to “Table of Revenue & Net Income Components”)

Table of Revenue & Net Income Components

	For the Fiscal Quarter Ended January 31,
	2022	2021	Change
	(In Thousands Except Per Share Amounts)
Revenue:
Commercial properties	$4,311	$6,145	$(1,834)
Residential properties	6,338	6,609	(271)
Total real estate revenues	10,649	12,754	(2,105)

Operating expenses:
Real estate operating expenses	5,326	5,291	35
General and administrative expenses	1,327	1,260	67
Depreciation	1,820	2,295	(475)
Total operating expenses	8,473	8,846	(373)

Operating income	2,176	3,908	(1,732)

Financing costs	(2,928)	(3,132)	204

Investment income	26	30	(4)

Loss on investment in tenancy-in-common	(124)	(27)	(97)

Net gain on sale of Maryland properties	70,003	—	70,003
Net income	69,153	779	68,374

Net income attributable to noncontrolling interests in subsidiaries	(23,376)	(221)	(23,155)
Net income attributable to common equity	$45,777	$558	$45,219

Earnings per share:
Basic	$6.51	$0.08	$6.43
Diluted	$6.45	$0.08	$6.37

Weighted average shares outstanding:
Basic	7,036	7,009
Diluted	7,099	7,009

Financing Update

On December 30, 2021, FREIT Maryland refinanced its $14.4 million loan (which would have matured on February 1, 2022) on its Boulders property located in Rockaway, New Jersey with a new loan held by ConnectOne Bank in the amount of $7,500,000, with additional funding available to be drawn upon in the amount of $7,500,000 for corporate needs inclusive of $250,000 for legal fees potentially incurred by the lender related to the lis pendens on this property resulting from the legal proceeding between FREIT Maryland and certain of its affiliates and Sinatra Properties, LLC. This loan is interest-only and has a maturity date of January 1, 2024 with the option of FREIT Maryland to extend for one year from the maturity date, subject to certain provisions of the loan agreement. This refinancing will provide annual debt service savings of approximately $1,173,000 as a result of the reduction in the principal amount, a reduction in the annual interest rate from a fixed rate of 5.37% to a fixed rate of 2.85% and interest-only payments being required under this new loan.

Maryland Property Dispositions

On November 22, 2021, certain affiliates (the “Maryland Sellers”) of FREIT Maryland entered into a Purchase and Sale Agreement (the “Maryland Purchase and Sale Agreement”) with MCB Acquisition Company, LLC (the “Maryland Purchaser”), a third party, pursuant to which the Maryland Sellers agreed to sell three properties to the Maryland Purchaser. The properties consisted of retail and office space and a residential apartment community owned by Grande Rotunda, LLC (the “Rotunda Property”), a shopping center owned by Damascus Centre, LLC (the “Damascus Property”), and a shopping center owned by WestFREIT Corp. (the “Westridge Square Property”). FREIT Maryland owns 100% of its subsidiary, WestFREIT Corp. (“WestFREIT”), a 60% interest in Grande Rotunda, LLC (“Grande Rotunda”), the joint venture that owned the Rotunda Property, and a 70% interest in Damascus Centre, LLC (“Damascus Centre”), the joint venture that owned the Damascus Property.

The original purchase price for the Rotunda Property, the Damascus Property and the Westridge Square Property (collectively the “Maryland Properties”) under the Maryland Purchase and Sale Agreement was reduced by $2,723,000 from $267,000,000 to $248,750,269, after giving effect to the $15,526,731 escrow deposit described below. This reduction in the sales price was to account for improvements and repairs to the Maryland Properties and miscellaneous items identified by the Maryland Purchaser in the course of its due diligence inspection. Additionally, the Maryland Purchaser was obligated under the Maryland Purchase and Sale Agreement to deposit a total of $15,526,731 in escrow with respect to certain leases at the Maryland Properties, which have not been executed or where the rent commencement date has not occurred or economic obligations of the Maryland Sellers under certain leases remain unpaid. Although there can be no assurance, a portion of the $15,526,731 escrow deposit (the “Maryland Purchaser Escrow Payment”) may be paid to the Maryland Sellers depending upon the outcome of construction and leasing activities at the Maryland Properties. The Maryland Purchaser Escrow Payment Agreement provides for among other things, monthly disbursements from escrow to the Maryland Purchaser related to the aforementioned tenant lease agreements until the earlier of (i) the rent commencement date of the respective tenant lease agreements or (ii) 5-years from the date of the agreement. Release and amounts of escrowed funds to FREIT Maryland, generally, is contingent on the success and timing of future leasing activities at the Maryland Properties.

The sale of the Maryland Properties having a total net book value of $171.8 million resulted in net proceeds from the sale of approximately $51.6 million, after payment of related mortgage debt in the amount of $155.8 million and the corresponding swap breakage fees of approximately $213,000 related to the early termination of the interest rate swap contracts on the Damascus Property loan, payment of loans (including interest) to each of the partners in Grande Rotunda in the amount of approximately $31 million and certain transactional expenses and transfer taxes including a brokerage fee due to Hekemian & Co. of approximately $6.2 million. The sale of the Maryland Properties resulted in a net gain of approximately $70 million (with a consolidated impact to FREIT Maryland of approximately $46.3 million) which includes approximately $9.3 million of proceeds anticipated to be released from the $15,526,731 of funds held in escrow, a write-off of the straight-line rent receivable of approximately $2.9 million and a write-off of unamortized lease commissions of approximately $1.7 million.

Please refer to the Forms 8-K which were filed with the Securities and Exchange Commission by FREIT Maryland on January 6, 2022 and January 12, 2022. Pro forma financial information with respect to the sale of the Maryland Properties was filed with the Securities and Exchange Commission by FREIT on January 6, 2022 under Item 9.01 of its Current Report on Form 8-K dated December 30, 2021.

Dividend

After careful consideration of FREIT Maryland’s projected operating results and cash needs, the FREIT Maryland Board of Directors (“Board”) declared a dividend of $0.10 per share in the first quarter which was paid on March 15, 2022 to stockholders of record on March 1, 2022. The Board will continue to evaluate the dividend on a quarterly basis.

Adjusted Funds From Operations

Funds From Operations (“FFO”) is a non-GAAP measure defined by the National Association of Real Estate Investment Trusts (“NAREIT”). FREIT Maryland does not include distributions from equity/debt/capital gain sources in its computation of FFO. Although many consider FFO as the standard measurement of a REIT’s performance, FREIT Maryland modified the NAREIT computation of FFO to include other adjustments to GAAP net income, which are not considered by management to be the primary drivers of its decision making process. These adjustments to GAAP net income are straight-line rents and recurring capital improvements on FREIT Maryland’s residential apartments.

The modified FFO computation is referred to as Adjusted Funds From Operations (“AFFO”). FREIT Maryland believes that AFFO is a superior measure of its operating performance. FREIT Maryland computes FFO and AFFO as follows:

	For the Fiscal Quarter Ended January 31,
	2022	2021
	(In Thousands of Dollars, Except Per Share Amounts)
Funds From Operations ("FFO") (a)

Net income	$69,153	$779
Depreciation of consolidated properties	1,820	2,295
Amortization of deferred leasing costs	71	110
Distributions to non-controlling interests	(345)	—
Adjustment to loss in investment in tenancy-in-common for depreciation	353	351
Net gain on sale of Maryland properties	(70,003)	—
FFO	$1,049	$3,535

Per Share - Basic and Diluted	$0.15	$0.50

(a) As prescribed by NAREIT.

Adjusted Funds From Operations ("AFFO")

FFO	$1,049	$3,535
Deferred rents (Straight lining)	10	206
Capital Improvements - Apartments	(48)	(82)
AFFO	$1,011	$3,659

Per Share - Basic and Diluted	$0.14	$0.52

Weighted Average Shares Outstanding:
Basic	7,036	7,009
Diluted	7,099	7,009

FFO and AFFO do not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America, and therefore should not be considered a substitute for net income as a measure of results of operations or for cash flow from operations as a measure of liquidity. Additionally, the application and calculation of FFO and AFFO by certain other REITs may vary materially from that of FREIT Maryland, and therefore FREIT Maryland’s FFO and AFFO may not be directly comparable to those of other REITs.

The statements in this report, which relate to future earnings or performance, are forward-looking. Actual results may differ materially and be adversely affected by such factors as longer than anticipated lease-up periods or the inability of tenants to pay increased rents, and the negative impact of the COVID-19 pandemic. Additional information about these factors is contained in the Company’s filings with the SEC including the Company’s most recent filed reports on Form 10-K and Form 10-Q.

First Real Estate Investment Trust of New Jersey, Inc. is a publicly traded (over-the-counter – symbol FREVS) REIT organized in 1961. Its portfolio of residential and commercial properties are located in New Jersey and New York, with the largest concentration in northern New Jersey.

For additional information, contact Stockholder Relations at (201) 488-6400

Visit us on the web: www.freitnj.com

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